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                              EXHIBITS 5 and 23.1
                              -------------------


                                  July 1, 1998


Board of Directors
ACT Teleconferencing, Inc.
1658 Cole Boulevard
Suite 162
Golden, Colorado 80401

RE:  Opinion and Consent
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Gentlemen and Mrs. Van Eeckhout:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of ACT Teleconferencing, Inc., a Colorado corporation (the "Company"), offered and to be offered pursuant to the ACT Employee Stock Purchase Plan of 1998 and ACT Teleconferencing, Inc. Stock Option Plan of 1996, as amended (the "Plans"), we have examined the Company's Restated Articles of Incorporation, its By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

     1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Colorado.

     2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plans.

     3. The shares which may be issued pursuant to the Plans will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

     4. All necessary corporate action has been taken by the Company to adopt the Plans, and the Plans are validly existing plans of the Company.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                          Very truly yours,


                                                          FAEGRE & BENSON LLP